Filed Pursuant to Rule 433
Registration Statement Number 333-180300-03

ACCELERATED RETURN NOTES® (ARNs®)

Accelerated Return Notes® Linked to the Common Stock of General Motors Company
Issuer	Credit Suisse AG (“Credit Suisse”)
Principal Amount	$10.00 per unit
Term	Approximately 12 months
Market Measure	Common Stock of General Motors Company (the “Underlying Stock”) (NYSE symbol: “GM”)
Payout Profile at Maturity	• 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value • 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your investment at risk
Capped Value	[$12.10 - $12.50] per unit, a [21% - 25%] return over the principal amount, to be determined on the pricing date
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/1053092/000095010314004565/dp47532_424b2-arn21.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
•
Payments on the notes, including repayment of principal, are subject to the credit risk of Credit Suisse. If Credit Suisse becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure.
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•
You will have no rights of a holder of the Market Measure, and you will not be entitled to receive any shares of the Market Measure or dividends or other distributions by the issuer of the Market Measure.

•
The issuer, MLPF&S and their respective affiliates do not control the Underlying Company and are not responsible for any disclosure made by the Underlying Company.  The Underlying Company will have no obligations relating to the notes.

•	The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock.
•	The Market Measure has limited historical performance and is the successor to a company that went into bankruptcy.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary term sheet, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Term Sheet dated July 1, 2014, Product Supplement STOCK ARN-1 dated June 30, 2014, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary term sheet, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037.

You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary term sheet.